Exhibit 99.1

MRV to Present at the 16th Annual Needham & Company Growth Conference

CHATSWORTH, Calif.—January 7, 2014— MRV Communications (OTC: MRVC) is a global leader in converged packet and optical solutions that empower the optical edge and network integration services for leading communications service providers, will participate in the 16th Annual Needham & Company Growth Conference to be held January 14th through 16th at the New York Palace Hotel in New York City.

CEO David Stehlin is scheduled to present on Tuesday, January 14th at 3:30 p.m. Eastern time. Mr. Stehlin and CFO Steve Garcia will be available for one-on-one meetings throughout the day.

The presentation will be webcast live and available on the company’s website at www.mrv.com. In addition, a replay will be available for a period of 90 days thereafter.

About MRV Communications

MRV Communications is a global leader in converged packet and optical solutions that empower the optical edge and network integration services for leading communications service providers. For more than two decades, the most demanding service providers, Fortune 1000 companies and governments worldwide have trusted MRV to provide best-in-class solutions and services for their mission-critical networks. We help our customers overcome the challenge of orchestrating the ever-increasing need for capacity while improving service delivery and lowering network costs for critical applications such as cloud connectivity, high-capacity business services, mobile backhaul and data center connectivity.

For more information please visit www.mrv.com.

IR Contact:

Becky Herrick and Kirsten Chapman

LHA

(415)433-377

ir@mrv.com

Corporate HQ: 20415 Nordhoff Street, Chatsworth, CA 91311	Tel: 800-338-5316	Fax: 978-674-6800
International: Industrial Park, P.O. Box 614, Yokneam 20692, Israel	Tel: 972-4-993-6200	Fax: 972-4-989-2743
Email: Info@mrv.com • www.mrv.com